Table of Contents

PORT OPERATING SERVICE AGREEMENT

By means of this private legal instrument, on the one hand, in its capacity as service recipient,

NACIONAL MINÉRIOS S/A, a joint stock corporation organized and existing under Brazilian law, with its head office located in the City of Congonhas, State of Minas Gerais, Federal Republic of Brazil, at the address known as “Logradouro Casa de Pedra”, s/n (unnumbered), Part, enrolled with the General Registry of Corporate Taxpayers of the Brazilian Ministry of Finance (“CNPJ/MF”) under No. 08.446.702/0001 -05 (and its successor, hereinafter referred to as “NAMISA”), and, on the other hand, in its capacity as service provider,

COMPANHIA SIDERÚRGICA NACIONAL, a joint stock corporation organized and existing under Brazilian law, with its head office located in the City of Rio de Janeiro, State of Rio de Janeiro, at Rua São José No. 20, Suite 1602, Part, enrolled with the CNPJ/MF under No. 33.042.730/0001 -04 (hereinafter referred to as “CSN”),

(NAMISA and CSN are individually identified as “Party” and jointly as “Parties”).

As intervening parties:

BIG JUMP ENERGY PARTICIPAÇÕES S.A., a corporation organized and existing under Brazilian law, with its head offices located in the City of São Paulo, State of São Paulo, at Rua da Consolação, 247, 3rd Floor, Room 85A, enrolled with the CNPJ/MF under No. 09.431.882/0001 -14, herein represented in accordance with its by-laws (and its successors, hereinafter referred to as the “Brazilian SPC”);

BRAZIL JAPAN IRON ORE CORPORATION, a company duly organized and existing under the laws of Japan, with its head office located at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan, herein represented in accordance with its by-laws (hereinafter referred to as the “Japanese SPC”);

POSCO, a company duly incorporated and validly existing under the laws of Korea, with head offices at 892 Daechi 4-dong Kangnam-gu, Seoul, 135-777, Korea, herein represented in accordance with its by-laws (“Posco”);

(the Brazilian SPC, the Japanese SPC and Posco are collectively hereinafter referred to as the “Intervening Parties”);

RECITALS

WHEREAS:

(A) among its other activities, CSN has exclusive rights to manage and operate the port installations that are part of the terminal for coal and other solid bulk cargoes, located in the Port of Itaguaí, in the City of Itaguaí, State of Rio de Janeiro (hereinafter referred to as the “Terminal” or “TECAR”), pursuant to the Lease Agreement nr. C-DEP JUR 054/97 (bound to the Public Bid Offer No. CI-003/96) (the “Lease Agreement”);

(B) NAMISA produces and sells iron ore, with most of its products being shipped to the international market;

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(C) NAMISA is interested in contracting port operating services provided by CSN at the Terminal and CSN is interested in performing such services for NAMISA;

(D) the Parties simultaneously execute (i) a Low Silica ROM Iron Ore Supply Contract; (ii) an Iron Ore Supply Contract and Other Covenants (Tailing Dam Rejects); (iii) a High Silica ROM Iron Ore Supply Contract; and (iv) a Support Agreement (solely in relation to Clause 2 thereof), (all such agreements, including this Port Operating Service Agreement, but excluding the Iron Ore Supply Contract and Other Covenants (Tailing Dam Rejects), the “Related Contracts”); and

(E) the performance of each Related Contract will be considered part of the performance of a more comprehensive transaction between the Parties, which encompasses the supply of iron ore, railway transport of iron ore, port operating services and other transactions, as reflected in such Related Contracts and other arrangements and documents executed between the Parties.

The Parties hereby resolve to execute this Port Operating Services Agreement (the “Agreement”), which shall be governed by the following clauses and conditions:

CLAUSE ONE – SCOPE

1.1. The scope of this Agreement is the performance by CSN of port operating services for NAMISA at the Terminal, consisting of receiving, handling, storing and shipping iron ore owned by NAMISA (hereinafter referred to as the “Iron Ore”) with such services consisting of all operations from unloading of the Iron Ore from railroad cars in the convoys provided by NAMISA for transportation of the Iron Ore to the Terminal up to the effective shipment of the Iron Ore in the vessels named by NAMISA and accepted by CSN (hereinafter referred to as the “Services”), with due regard to the remaining terms and conditions set out in this Agreement.

1.1.1 The Parties agree that vessels to be used by NAMISA shall be [•]1 and [•] vessels with capacity for hauling between [•] and [•] metric tons, provided that the Parties may agree, upon NAMISA’s request, upon the use of (i) [•] vessels or other vessels with capacities lower than [•] vessels, depending on the availability of operational capacity of the Terminal or (ii) vessels larger than [•] vessels, in case the Terminal is expanded and becomes able to operate with such larger vessels. CSN shall not withhold any such authorizations if the Terminal capacity is not jeopardized by the use of vessels smaller than [•] vessels or the Terminal is able to operate vessels larger than [•] vessels.

CLAUSE TWO – TERM FOR PERFORMANCE OF THE SERVICES

2.1. Term for Performance of the Services. The Services shall be performed for a period of [•] Mining Years, beginning on the signing date of this Agreement. For the purposes of this Agreement, “Mining Year” shall mean the period of 12 (twelve) months beginning on April 1st of a calendar year and ending on March 31st of the subsequent calendar year.

2.1.1. Extension. In case there are any Carry-Over Services, as defined below, to be performed after the end of the [•] Mining Year, this Agreement shall be automatically extended for as much

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1 Text marked as [•] denotes CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. time as necessary for the provision of such outstanding Carry-Over Services, subject to all terms and conditions hereof, provided that such automatic renewal shall be subject to the expiration of the Lease Agreement in [•].

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CLAUSE THREE – SPECIFIC OBLIGATIONS OF CSN

3.1. Without prejudice to the other obligations attributed to CSN under this Agreement, CSN undertakes to:

(a) guarantee a maximum length of time of [•] hours as the layover time at the Terminal for its railroad convoys consisting of up to [•] freight cars when such cars are unloaded by force of gravity;

(b) guarantee a maximum length of time of [•] hours and [•] minutes as the layover time at the Terminal for its railroad convoys consisting of up to [•] freight cars, when such cars are unload by means of car dumpers;

(c) accept the vessels named by NAMISA (chartered by NAMISA or by the NAMISA’s customers), provided that they are strictly and fully in conformity (i) with the norms, procedures and regulations established by the applicable port, maritime and customs authorities and (ii) with the technical and operational conditions of the Terminal contained in Attachment I hereto, without prejudice to the other provisions set out herein;

(d) when requested, make available to NAMISA information regarding the technical and operational conditions of the Terminal, including but not limited to (i) applicable norms, procedures and regulations, (ii) technical and operational conditions of the Terminal (which are contained in Attachment I hereto) and (iii) all technical restrictions relating to the pier, the vessels and maneuverability in access channels, anchoring areas and maneuvering basins;

(e) make available to NAMISA the list of vessels that cannot be accepted at the Terminal, in view of the Terminal’s technical and operational conditions, which list shall not be exhaustive and may be periodically updated by CSN, except, however, that in exceptional circumstances and provided that a prior request is submitted by NAMISA to CSN, CSN may, at its exclusive discretion and in writing, accept vessels included on the said list at Terminal, though, to such end it shall impose the operational conditions that it deems appropriate by force of the criteria it adopts to manage and operate the Terminal;

(f) guarantee, in relation to the vessels named by NAMISA and accepted by CSN, the fulfillment of a loading plank of [•] metric tons per day and a turn time (time granted for vessel maneuvers that begins immediately after acceptance of the Notice of Readiness - NOR) of [•]:

(i) the Parties acknowledge that the time spent or related to events of any kind attributable (A) to the intrinsic characteristics of the Iron Ore, (B) to special care required with respect to the Iron Ore not declared by NAMISA to CSN at least [•] hours prior to shipment, (C) to any hidden and particular defect of the Iron Ore, (D) to special characteristics of the vessel named by NAMISA, including with respect to the capacity of its ballast pumps, (E) to the absence of the Iron Ore, hence preventing or hindering its shipment, (F) to operations on board (pumping out ballast, opening and closing of hold hatches, calculation for revision of cargo plans), and (G) to adverse natural conditions at the Terminal, such as those related to climate, temperature, tides, ocean currents, winds, etc. that, in the judgment of CSN, NAMISA, the vessel’s masters and other parties involved, make port operations impossible and/or place port operations at risk, shall be disregarded for purposes of compliance with the loading rate, per vessel, set out above; and

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(ii) the conditions of shipment agreed to between NAMISA and the vessel it has named are to be submitted beforehand to CSN for its approval when of the scheduling of the port operation, as described in Clause 4.1 below;

(iii) CSN shall pay to NAMISA demurrage for all time lost in excess of allowed laytime at the Terminal, at the following rate, per day (24 hours) or pro rata for part of a day:

1. for the first [•] WMT of Iron Ore, the demurrage rate shall be US$ [•] per WMT;

2. for the quantity between [•] to [•]WMT of Iron Ore, the demurrage rate shall be US$ [•] per WMT; and

3. for the quantity above [•] WMT of Iron Ore, the demurrage rate shall be US$ [•] per WMT;

(iv) the settlement of dispatch or demurrage claims between CSN and NAMISA shall be made within 30 (thirty) days from the date of receipt of documented claim for either Party as the case may be;

(g) adopt such procedures as are required to ensure that port operations are safe and adequate, and satisfy the requirements of regularity, continuity, efficiency, being up to date, courtesy and modesty prescribed in the Lease Agreement;

(h) in relation to vessels named by NAMISA and accepted by CSN, carry out the master plans submitted by the vessel’s captain, provided that such plans are in full harmony with CSN’s operating procedures;

(i) in relation to vessels named by NAMISA and accepted by CSN, provide a mooring berth, equipments, materials and manpower - specialized or non-specialized - in order to perform the Services;

(j) prepare documents that are under CSN’s responsibility as appropriate for shipment of cargo, such as the Statement of Facts, Cargo Receipt and such other documents as are required in accordance with the iron ore sale contracts between NAMISA and its customers;

(k) make an area available – sufficiently in advance according to the schedule approved by CSN – that is sufficient and appropriate for receiving the batches of Iron Ore to be shipped, according to the schedule for the railroad convoys agreed to beforehand among NAMISA, CSN and the railroad concessionaire;

(l) permit access for NAMISA’s representatives, according to CSN’s service and security norms and determinations of the port and customs authorities, to inspect the following Terminal facilities: (i) storage yard, (ii) sampling tower and (iii) laboratory;

(m) allow access aboard of the vessels named by NAMISA and accepted by CSN, according to the CSN service and safety rules and the determinations of the port and customs authorities, to NAMISA’s representatives and/or the third party contracted by NAMISA for accompanying of measurement of cargo capacity;

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(n) carry out the initial and final measurement of cargo capacity of the vessels named by NAMISA and accepted by CSN, allowing such measurement work to be accompanied by NAMISA or NAMISA’s representatives, with due regard to the provisions contained in item (m) above;

(o) take representative samples of the Iron Ore shipped in the vessels named by NAMISA and accepted by CSN, and conduct all analyses, including chemical, grain size and humidity tests of such samples in accordance with Attachment II hereto. The results of such analyses are to be made available to NAMISA by CSN within a period of no more than 5 (five) working days from the date of issue of the respective Bill of Lading or Sea Waybill;

(p) comply with all obligations of labor, social, tax and/or Social Security nature with respect to its employees and other professional involved in the performance of the Services, paying over all applicable taxes, contributions and Social Security contributions, and assuming responsibilities derived therefrom;

(q) reimburse NAMISA for any and all amount that NAMISA may have to spend as a result of CSN’s obligations deriving from the working relationship between CSN and its employees, shareholders, executive officers, representatives or other professionals connected to the performance of the Services;

(r) fully comply with the norms and regulations and working instructions concerning On-the-Job Safety and Health Care;

(s) insofar as possible, facilitate the work of parties inspecting and accompanying the Services and, whenever this is reasonably requested by NAMISA, provide NAMISA with copies of documents that are directly related to performance of the Services;

(t) obtain and keep up to date all licenses required for full performance of this Agreement and the Services; and

(u) assign an area of the Terminal measuring approximately [•] to NAMISA under a free lease (comodato) agreement to be executed on the date hereof by the Parties, for the effective period of this Agreement, which area shall be used by NAMISA to perform its administrative activities related to the port shipment of the Iron Ore.

CLAUSE FOUR – SPECIFIC OBLIGATIONS OF NAMISA

4.1. Without prejudice to the other obligations attributed to NAMISA under this Agreement, NAMISA undertakes to:

(a) submit to CSN in writing as soon as possible in the previous Mining Year but by no later than [•]of the previous Mining Year for each Mining Year subsequent to Mining Year of 2008 (as the schedule for the shipments to be made in Mining Year of 2008 has already been agreed to by the Parties), a preliminary version of its shipment schedule for such Mining Year, indicating (A) the monthly quantities of each type of Iron Ore to be shipped, and (B) the quantities of each shipment of Iron Ore to be carried out, with due regard to Clause 7.1 below, provided that:

(i) CSN shall issue its opinion on the preliminary version of the schedule submitted by NAMISA within a period of no more than [•] days counting from the date of its receipt;

(ii) should CSN not approve the preliminary version of the schedule submitted to it, for any reason, it shall, at the same time, submit appropriate suggestions to NAMISA to make such schedule eligible for approval; and

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(iii) if NAMISA does not agree with such suggestions, the Parties shall establish in good faith an alternative schedule mutually satisfactory within a period of no more than [•] days prior to the beginning of each Mining Year. Such alternative schedule shall then be approved in writing by CSN;

(b) submit to CSN in writing, as soon as possible but by no later than [•] days prior to the beginning of each Quarter of a Mining Year, a new version of its schedule of shipments for such Quarter, prepared with basis on the preliminary version mentioned in item (a) above, indicating (i) the type of Iron Ore and the quantities of each shipment to be carried out in such Quarter, with due regard to Clause 7.1 below, and (ii) the lay days scheduled for each shipment. This schedule shall be approved in advance by CSN. To such end, CSN will have a period of [•] days counting from the date on which it receives such schedule to approve or reject it in writing, provided that:

(i) in case, for any reason, CSN does not approve the preliminary version of the schedule submitted to it, it shall, at the same time, submit appropriate suggestions to NAMISA to make such schedule eligible for approval; and

(ii) in case NAMISA does not agree with such suggestions, the Parties shall establish in good faith an alternative schedule mutually satisfactory within a period of no more than [•] days antes prior to the beginning of each Quarter. Such alternative schedule shall then be approved in writing by CSN;

(c) faithfully observe, in chartering vessels on its own account or on behalf of its customers: (i) all applicable norms, procedures and regulations, including international ones, (ii) the operational conditions of the Terminal contained in Attachment I, with all the technical information and restrictions relating to the Terminal, vessels and maneuverability in access channels, anchoring areas and maneuvering basins, including but not limited to (A) berth operational characteristics, and (B) vessel restrictions;

(d) ensure that vessels chartered on its own account, as well as on behalf of its customers (i) are covered by Protection and Indemnity (P&I) insurance taken out from a P&I Group that is a member of the International Group of P&I Clubs, (ii) comply with the International Safety Management (ISM) Code and the International Ship and Port Security (ISPS) Code, (iii) carry on board copies of the Safety Management Certificate (SMC) or the Document of ISM Compliance (DOC) and the International Ship's Security Certificate (ISSO), and (iv) have the required navigability and are appropriate for hauling the Iron Ore, in conformity with the Statement of Compliance (Part B) of Attachment I and on the Rightship.

(e) provide the following data to the CSN Management of Scheduling and Port Operations at the Terminal, either via fax or e-mail message sent at least [•] days prior to the date of each lay day, in order for CSN to accept the relevant vessel:

(i) the name, year of construction and dimensions of the vessel and the estimated quantity and type of the Iron Ore to be shipped in it. CSN shall have [•] working day counting from the date it receives such information to grant written approval or rejection of the vessel named by NAMISA, with due regard to the schedule established in item (b) above. Vessels that are [•] years old or older shall not be accepted by CSN, provided that:

(A) in the event any vessel accepted by CSN arrives at the Terminal outside of the respective lay days, such vessel shall be subject to new acceptance by CSN. In the event CSN decides to accept such vessel, such acceptance shall be considered as having been given at the commencement of loading; and

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(B) NAMISA may replace any vessel named by it and accepted by CSN with another similar vessel, with the same lay days of the replaced vessel, provided that it informs the CSN Management of Scheduling and Port Operations at the Terminal at least 10 (ten) days prior to the date of commencement of the respective lay days, and observes – in relation to the replaced vessel – the provisions of this Agreement for acceptance of vessels at the Terminal;

(ii) the total length of the vessel, the size of the entries of the holds, the dimensions/number of cargo compartments and the name of the agent responsible for the cargo and the vessel owner’s representative;

(iii) the lay days, the interval of which may not exceed [•] days; and

(iv) the classification of the vessel by a classification society recognized by the IACS (International Association of Classification Societies), which classification should be at least highest Lloyds (+ 100 A1), and the certification of the ship and of the cargo pursuant to the regulations of the IMO (International Maritime Organization);

(f) inform the CSN Management of Scheduling and Port Operations, either via fax or e-mail message, of the estimated times of arrival (ETA) at the Terminal [•] prior to effective arrival of the vessel, or, by request of CSN at any time, notifying CSN immediately and formally, with respect to any change in such estimated times;

(g) inform the CSN Management of Scheduling and Port Operations, either via fax or e-mail message, of the Master Plan for loading the Iron Ore for each vessel charged by NAMISA or by its customers and accepted by CSN, with advance notice of at least [•] days prior to the arrival of such vessel at the Terminal, including but not limited to:

(i) the arrival draft and the air draft upon mooring;

(ii) the quantity of ballast upon arrival and, if such is the case, how such ballast is distributed;

(iii) the estimated time for pumping out ballast after mooring;

(iv) the loading sequence; and

(v) information regarding the need for issuance of a gas free certificate or declaration;

(h) NAMISA shall pay to CSN dispatch for the working time saved at the Terminal against the allowed laytime, provided that the rate of dispatch shall be half of the rate of demurrage, as specified in Clause 3.1 (f) (iii).

(i) ensure that the compartments of the vessels named by NAMISA are clean, empty and capable of being loaded with the Iron Ore;

(j) preferably ship just one type of Iron Ore in each vessel, such that the loading of more than one type of Iron Ore in a single shipment should be authorized by CSN, provided that CSN shall not withhold any such authorization if the Terminal capacity is not jeopardized by the loading of more than one type of Iron Ore in a single shipment.

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(k) ensure that the captains and other persons responsible for the vessels named by NAMISA comply with all environmental laws and other rules in effect, including with respect to cleanliness of cargo compartments; NAMISA thus assumes liability vis-à-vis CSN for any losses CSN suffers in the event this provision is not fully complied with;

(l) submit to CSN the technical and operational conditions on which the vessel is being chartered (either by NAMISA or by its customer), including (i) conditions for shipment operations, and (ii) data relating to cancelling date;

(m) assume sole and exclusive liability, with respect to CSN, vessel owners and/or third parties involved in the operations, for legal acts and business transactions resulting from chartering of vessels named by NAMISA and to be carried out at the Terminal;

(n) submit to CSN, at least [•] days prior to the date of the first unloading at the Terminal, the schedule for arrival at the Terminal of the railroad convoys containing the Iron Ore to be shipped in each vessel, which schedule is to be approved in advance by CSN. To such end, CSN shall have [•] working days counting from the date it receives such schedule to approve or reject it, provided that:

(i) if for any reason CSN does not approve the preliminary version of the schedule submitted to it, at the same time CSN shall submit appropriate suggestions to NAMISA to make such schedule eligible for approval;

(ii) if NAMISA does not agree with such suggestions, the Parties shall establish in good faith an alternative schedule that is mutually satisfactory within a period of no more than [•] days counting from the date that NAMISA expresses its disagreement with CSN’s suggestions. Such alternative schedule shall then be approved in writing by CSN; and

(iii) under no circumstances whatsoever may NAMISA send railroad convoys for unloading the Iron Ore at the Terminal unless the provisions contained in this item have been complied with;

(o) turn over the respective railroad waybills to CSN upon the arrival of the Iron Ore at the Terminal;

(p) make every effort to ensure that the full amount of the Iron Ore to be shipped in the vessels named by NAMISA and accepted by CSN are ready and available at the Terminal at least 1 (one) day prior to the beginning of the scheduled shipment. In the event the provision above is not complied with by NAMISA, NAMISA shall complete the quantity of Iron Ore scheduled to be shipped on such vessel with the Iron Ore to be sent by NAMISA in railroad convoys during the effective period for loading of such vessel; and

(q) obtain and submit to CSN at least [•] hours in advance all authorizations required by the appropriate agencies of the Federal, State or Municipal Public Administration, including but not limited to port, maritime and customs authorities. On all operations covered by this Agreement NAMISA shall be responsible with respect to the appropriate bureau of the Brazilian Federal Revenue Service (RFB) for the Term of Shipment and customs clearance of the Iron Ore, including with respect to payment of any taxes or tariffs that are levied or may be levied on the Iron Ore and the respective port operation. Failure to meet the above terms and conditions shall entail non-mooring of the vessel. In exceptional cases, when mooring of the vessel relating to each port operation has been permitted already, failure to obtain required authorizations and submission thereof to CSN may entail immediate release of the vessel from its moorings, in which case NAMISA shall be liable for all the consequence resulting from such a situation, including but not limited to costs relating to operating losses incurred by CSN and inactive occupation of the berth.

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CLAUSE FIVE – RESPONSIBILITES IN RELATION TO THE IRON ORE

5.1. CSN shall be liable for losses, damages (excluding indirect and consequential damages), contamination and/or discrepancies (in terms of quantity or quality) related to the Iron Ore at the Terminal if (a) CSN’s responsibility is proven with respect to such losses, damages, contamination and/or discrepancies and (b) CSN has been notified by NAMISA in this regard as promptly as possible, but no later than within [•] hours from the date such loss, damage, contamination and/or discrepancy is detected by NAMISA.

5.1.1. For the purposes set out in Clause 5.1 above, NAMISA undertakes to maintain at the Terminal at its expenses, the person or persons responsible for accompanying all port operations involving the Iron Ore during performance of the Services.

5.1.2. CSN shall not be held liable for losses, damages, contamination and/or discrepancies (in quantity or quality) in relation to the Iron Ore (a) that occur or are verified after conclusion of the shipment of such Iron Ore in the vessel named by NAMISA and accepted by CSN, or (ii) that have not been communicated by NAMISA to CSN, as set forth in Clause 5.1 above.

5.1.3. In any case, the Parties shall discuss and agree in good faith the proper measures to remediate such losses, damages, contamination and/or discrepancies.

5.2. In the event any loss, damage or deterioration in the facilities of the Terminal and/or the equipment belonging to CSN occurs during performance of the Services as a result of the quality of the Iron Ore, such as the presence of foreign bodies or objects, excessive dampness, petrifying and other such situations (except if such loss, damage or deterioration is attributable in whole or in part to CSN), CSN shall calculate the losses and damages incurred and submit a report to NAMISA in this regard. NAMISA shall have a period of up to [•] working days to challenge in writing the report submitted by CSN, under penalty of the information contained in such report being considered uncontested and NAMISA shall indemnify CSN for such losses and damages, limited to the amount required for the repair (if possible) or replacement of the facilities of the Terminal and/or the equipment belonging to CSN damaged, destroyed or deteriorated, with the exclusion of any other losses and damages. On the other hand, if NAMISA contests the report submitted by CSN, the Parties shall negotiate in good faith, in order to find a mutually satisfactory solution to the problem, within a period of no more than [•] working days counting from the date such rebuttal is received by CSN. All the losses and damages to be reimbursed to CSN in the manner provided in this item are to be paid within a period of no more than [•] days counting from the date on which CSN issues the corresponding collection document.

CLAUSE SIX – GENERAL CONDITIONS FOR OPERATION OF THE TERMINAL

6.1. NAMISA shall adhere to the following general terms and conditions for operation of the Terminal, which shall be applicable to all shipments of Iron Ore under this Agreement:

(a) Notice of Readiness (“NOR”). A NOR may be issued at any time after the vessel arrival at the Terminal, regardless of the time or day (including issue of a NOR on Saturdays, Sundays and Legal holidays), provided that the vessel in question is within the agreed-upon lay days on a free pratique basis, released by the port authorities and fully eligible to receive the Iron Ore.

Otherwise, a NOR shall not be issued or, if already issued, it shall be cancelled.

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(b) Lay Time. The lay time shall begin 12 (twelve) hours after issuance and acceptance of the NOR, whether or not the vessel is moored, or upon commencement of loading, whichever occurs first. Once the lay time begins, it shall not be reversible and shall end immediately after termination of the loading. The vessel shall set out as soon as the loading ends and subsequent formalities are concluded. NAMISA shall assure that the vessel or its agents contract skippers and tugboats to permit prompt mooring and unmooring of the vessel.

(i) The lay time shall be calculated based on the guaranteed loading rate defined in Clause 3.1 (f) above and on the weight indicated on the Bill of Lading or Sea Waybill. The weight of the Iron Ore shipped on the vessels shall be determined through measurement of the vessel’s capacity according to applicable international practices. Such weight shall be the basis for issuance of the respective Bill of Lading or Sea Waybill;

(ii) The time elapsed until the vessel’s captain instructs CSN regarding the best arrangement/distribution of the Iron Ore in the cargo compartments of the vessel (trimming) shall not be computed as lay time;

(iii) In the event loading has to be interrupted due to insufficient capacity of the pumps used to pump out ballast in relation to the rate for loading the Iron Ore on the vessel, any time lost during loading shall not be computed as lay time, even if the vessel is already on demurrage;

(iv) time spent in maneuvering the vessel after mooring, provided that such maneuvering is attributed to NAMISA, the vessel itself or the vessel owner, case in which any costs for such maneuvering shall be covered by NAMISA, shall not be computed as lay time. However, the time spent in maneuvers attributable to CSN or the Terminal shall be computed as lay time, with CSN covering the costs thereof, if any;

(v) time spent on opening and closing the hold hatches, ballasting or pumping out ballast and/or any activity related to the vessel shall not be computed as lay time;

(vi) time spent on final measurement of the vessel’s capacity or any intermediary measurement required by the vessel’s captain shall not be computed as lay time;

(vii) time lost in case loading has to be interrupted due to Acts of God or Force Majeure, irrespective of whether the vessel is being loaded or is waiting in the anchorage area, shall not be computed as lay time. Any delay attributed to such events of Force Majeure or Acts of God shall be notified by CSN in writing to the master of the vessel or its agent and shall be stated in the Statement of Facts duly signed by the master of the vessel or his agent and CSN’s representative. If such events of Force Majeure or Acts of God should occur after commencement of the loading and CSN believes that such events and/or their effects may last for some time, CSN and NAMISA shall establish a mutually satisfactory plan of action;

(viii) The normal operating hours of the Terminal shall be from 0:00 (zero hours – i.e. midnight) to 24:00 (twenty-four hours – i.e. midnight), including Saturdays, Sundays and Legal holidays. Any overtime hours incurred by the crew and officers of the vessels shall not be the responsibility of CSN;

(ix) A gas free certificate or declaration signed by the vessel’s captain shall be submitted to CSN prior to commencement of loading. If such certificate or declaration is not presented, a gas free certificate or declaration prepared by a licensed inspector will be required and shall be submitted to CSN. In this case, the time spent in issuing such certificate or declaration shall not be computed as lay time, even if the vessel is already on demurrage; and

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(x) Vessels shall be loaded at the Terminal according to their order of arrival, determined based on the date of issuance of the NOR, in the manner provided by this Agreement.

6.2. Communication between NAMISA and CSN. The Parties undertake to keep close and frequent communication throughout the term of this Agreement aiming at the achievement of the performance of their obligations hereunder, as follows:

(i) Monthly Meetings. Each Party shall indicate by written notice to the other Party, no later than 30 (thirty) days of the date of signature of this Agreement, a committee of three or four officers and/or employees in charge of representing that Party in the management of the day-to-day operations under this Agreement (the “Representation Committee”). The Representation Committee of each Party shall convene on a monthly basis, on a date to be agreed upon by the Parties through mutual discussion in good faith to discuss and define any issues related to the operations under this Agreement and the Parties’ performance of their obligations hereunder, such as:

- Planning and operations for the next month;
- Review of the actual performance of the Parties’ obligations for the immediately preceding month;
- Reconciliation of Actual vs Budget for the operation of the month; and
- Discuss and agree in good faith any counter-measures (but in any event without prejudice to any provision in this Agreement) that shall be taken by each Party, as applicable, for any non-conformity or nonperformance of the Parties’ obligations under this Agreement.

(ii) Yearly Meetings. The Representation Committee of each Party shall annually convene on a date to be mutually agreed by the Parties in each Mining Year to discuss the operations and performance of the Parties’ obligations under this Agreement for the preceding Mining Year, as well as issues such as:

- Planning for the next Mining Year;
- Review of the actual performance of the Parties’ obligations for the previous Mining Year;
- Reconciliation of Actual vs Budget for the operation of the Mining Year; and
- Discuss and agree in good faith any counter-measures (but in any event without prejudice to any provision in this Agreement) that shall be taken by each Party, as applicable, for any non-conformity or nonperformance of the Parties’ obligations under this Agreement.

(iii) Third Parties’ Attendance. The Intervening Parties may appoint representatives being entitled to attend the Yearly and Monthly Meetings provided in this Clause at their sole discretion.

(iv) Day-to-day Communication. Further to the above, the Parties shall keep, through any of the members of the Representation Committee, close daily communication in connection with the operations of this Agreement.

6.3. Access to CSN’s Daily Operations under this Agreement. In addition to Clause 6.2 above, NAMISA and the Brazilian SPC will be entitled to access and supervise CSN’s daily operations under this Agreement, through a representative indicated by NAMISA, including but not limited to performance control procedures, such as weighing, sampling and analysis, among others, and CSN will endeavor its best efforts to provide such clarification or information requests which may be submitted by NAMISA as a result thereof.

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CLAUSE SEVEN – QUANTITIES

7.1. Contractual Quantity and Basic Annual Quantities. Subject to Clause 7.3 below, CSN undertakes to perform the Services in each Mining Year, in relation to the quantity of Iron Ore indicated in the respective column of Attachment III (with such quantity of Iron Ore being hereinafter referred to as the “Basic Annual Quantity” and the sum of the Basic Annual Quantities as the “Contractual Quantity”), it being hereby agreed that each one of the shipments to be made during the performance of the Services shall be of at least [•] metric tons on a wet basis, except as provided in Clause 1.1.1 above.

7.1.1. Notwithstanding Clause 7.1 above, NAMISA may require, at NAMISA’s sole discretion, in each Mining Year, the performance of Services in relation to a quantity of Iron Ore that is lower than the Basic Annual Quantity set forth for the Mining Year in question. Services in relation to a quantity of Iron Ore higher than the Basic Annual Quantity set for the Mining Year in question may be requested by NAMISA, but is subject to CSN's approval, which shall depend, among others, on availability of Terminal capacity. The requirement by NAMISA of Services below the Basic Annual shall not be considered as a NAMISA’s Default (as defined in Clause 14.2 below).

7.1.2 Quantities not Shipped. Whenever in a determined Mining Year NAMISA does not require the performance of the Services (including for reasons attributable to NAMISA itself), in relation to the Basic Annual Quantity scheduled for such Mining Year, NAMISA will have the right to carry-over the difference between the Basic Annual Quantity and the actual quantity of Services performed by CSN in such Mining Year (the “Carry-Over Services”), for the subsequent Mining Years, being entitled to recover such Carry-Over Services limited to [•] wet metric tons of Iron Ore per Mining Year and to the term of this Agreement. For the avoidance of doubt, the requirement by NAMISA of Services in relation to any amount of Iron Ore below the Basic Annual Quantity shall not be considered as a NAMISA’s Default (as defined in Clause 14 below).

7.2. Monthly Quantity. CSN undertakes to perform the Services in each month of a Mining Year in relation to the quantity of Iron Ore indicated in the respective column of Attachment III hereto (with such quantity of Iron Ore being hereinafter referred to as the “Monthly Quantity”). For the avoidance of doubt, the requirement by NAMISA of Services in relation to any amount of Iron Ore below the Monthly Quantity shall not be considered as a NAMISA’s Default (as defined in Clause 14 below).

7.3. Quantities Exceeding Threshold. If, for any reason whatsoever, NAMISA requires the performance of Services in relation to more than the Monthly Quantity or Basic Annual Quantity, during, respectively, each month of the term of this Agreement or each Mining Year, CSN and NAMISA shall discuss, in good faith, such additional Services requirement.

7.4. Chain of Contracts. The Parties acknowledge and agree that this Agreement jointly with the other Related Contracts form a chain of contracts, so that the performance of the obligations arising out of this Agreement may (i) depend on the due performance of the obligations of the Parties under the other Related Contracts and/or (ii) may affect the performance of the obligations of the Parties under the other Related Contracts.

7.4.1. In case the performance of any obligations under this Agreement is prevented or becomes unfeasible or uneconomical due to the non-performance of the obligations and liabilities of either Party under any other Related Contracts (the “Affected Contracts”), the Parties shall be subject to the following provisions:

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(i) in case the failure to perform any Related Contract is attributable to either Party hereto, such Party shall also be liable for the non-performance of this Agreement if and to the extent that this Agreement is an Affected Contract;

(ii) in case of any failure to perform any Related Contract due to a Force Majeure Event, as defined in any such Related Contract, the non-performance hereof shall be deemed to have occurred under a Force Majeure Event if and to the extent such failure prevents the performance of this Agreement.

CLAUSE EIGHT – UNIT PRICE

8.1. Unit Price. The price for the Services performed under this Agreement shall be determined on the basis of the quantities of the Iron Ore in relation to which the Services have been effectively rendered in each month, based on the following formula (with the price per metric ton on a wet basis resulting from application of the cited formula being hereinafter referred to as the “Unit Price”):

PU = P1 + P2

Where:

PU = means Unit Price for a determined month for performance of the Services;

P1 = means, as of April 1, 2008, the equivalent in Brazilian currency of US$[•] (“Y”), it being certain that such amount shall be readjusted at the beginning of each Mining Year based on the same percentage readjustment as iron ore fines of the type known as standard sinter feed – SSF (Itabira Fines), as produced by the [•] (hereinafter referred to as “[•]”) and aimed for shipment through the Port of Tubarão to Japan (such ore being hereinafter referred to as “Reference Ore”), as disclosed (by order):

(i) in the Tex Report, as published by the Tex Report, Ltd. (or successor thereto);

(ii) if the Tex Report, for any reason, is no longer available or does not any longer disclose the Reference Ore, the Metal Bulletin, published by Metal Bulletin, plc (or successor thereto); or

(iii) if the Metal Bulletin, for any reason, is no longer available or does not any longer disclose the price of the Reference Ore, then the [•] website or any other [•] publication.

Notwithstanding the provisions above, if, upon commencement of a Mining Year, the percentage readjustment applicable to the Reference Ore is not available and no other readjustment has been agreed to by the Parties in view of the conditions of the international iron ore market, the “Y” applicable to the Services to be performed in the Mining Year that is about to begin shall temporarily be the “Y” then in effect until such time as the percentage readjustment applicable to the Reference Ore is known or determined. As soon as the percentage readjustment applicable to the Reference Ore is known or determined, the new “Y” shall be determined in accordance with the provisions contained in this Clause, with retroactive effects to the beginning of the Mining Year in question, with any eventual differences (either upwards or downwards) resulting from temporary use of the “Y” then in effect in the formula for determination of the Unit Price being agreed between the Parties within a period of 30 (thirty) days counting from the date on which the new “Y” has been disclosed and communicated in writing by CSN to NAMISA.

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In the event the Reference Ore should no longer be produced or sold, the Parties shall promptly replace it, for purposes of readjusting “Y”, with such product that succeeds Reference Ore or with such other type of iron ore that is representative on the international iron ore market that is agreed to by the Parties.

For purposes of translating the “Y” into Brazilian currency, CSN shall use the average of quotations for sale of the United States Dollar as disclosed by the Brazilian Central Bank (BACEN) by means of transaction PTAX 0800, option 5 (or such transaction as may replace same on the BACEN System - SISBACEN), in the month prior to that for issuance of the invoice relating to performance of the Services, and shall take “P1" to  2 (two) decimal places after rounding off. “PTAX” means the ask rate which means the Brazilian Reais’s bid and Dollar’s ask rate, expressed as the amount of Brazilian Reais per one Dollar, published by the Brazilian Central Bank on SISBACEN Data System under transaction code PTAX-800, Option 5, "Venda" by approximately 6:00 p.m., São Paulo time; and

P2 = means the amount in Brazilian Reais equivalent to US$ [•], which is fixed and non-adjustable for the entire period that this Agreement remains in effect (non-cash amount of the Services price).

For purposes of translating the P2 into Brazilian currency, CSN shall use PTAX applicable at the close at the business of the day that is 2 (two) Business Days (as defined in Clause 9.1.1 below) prior to the relevant calculation date, which relevant calculation date for the purposes of the payment of the Advance Payment shall mean the date on which the such payment effectively occurs. If, no PTAX value is available on such date, PTAX value on the date shall be replaced by the exchange rate freely practiced in the financial market.

8.2. Taxes. The Parties acknowledge and agree that the amounts attributed to “P1 ” and “P2” in Clause 8.1 above already include the cost related to the Municipal Tax on Services of Any Kind – ISS to be incurred by CSN, but do not include other taxes of any kind levied on the Services (subject to the tax adjustment provided in Clause 12.2, in case such adjustment occurs), such as the Federal Social Integration Program – PIS and Social Security Finance – COFINS contributions. The taxes currently imposed on the Services and/or on the rendering of the Services as well as the formula for the addition of those taxes, if applicable, to the Unit Price are disclosed in Attachment VI hereto.

8.2.1 . NAMISA shall use, to the extent possible, the tax credits related to the imposition of PIS and COFINS contributions on the rendering of the Services hereunder for each monthly supply of Services to set-off against NAMISA’s federal tax liabilities related to the Brazilian Corporate Income Taxes or other federal taxes, within 12 (twelve) months counted from such monthly supply of Services.

8.2.2. If during such 12 (twelve) month term NAMISA does not fully set-off the PIS and COFINS credits recognized as a result of the supply of Services hereunder (in the manner described in Clause 8.2.1 above) for each monthly supply of Services, CSN shall grant NAMISA with non-interest bearing loans, under a current account mechanism, in the amount equivalent to the economic and financial burden equivalent to the full amount of PIS and COFINS credits not set-off, at the end of each 12 (twelve) month term after the date on which the supply of Services hereunder commences to be subject to the imposition of PIS and COFINS Contributions.

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8.2.3. If and when NAMISA succeeds on fully setting-off the PIS and COFINS credits mentioned in Clause 8.2.2, above against other federal taxes, NAMISA shall repay to CSN the portion of the loan referred to in Clause 8.2.2 equivalent to the amount of the credits fully set-off.

8.2.4. Once NAMISA’s right to set-off or recover the PIS and COFINS credits in connection with a given month elapsed after the 5 (five) year period of statute of limitation set forth by the applicable legislation counted from the recognition of tax credits by NAMISA or its Affiliates related to PIS and COFINS contributions as set forth in Clause 8.2.1, the balance, if any, of the relevant loans made in accordance with Clauses 8.2.2 and 8.2.3 shall be forgiven by CSN.

8.3. If at any time during the term of this Agreement, as a result of change of Applicable Law , PIS and COFINS Contributions are replaced by new taxes imposed by any federal, state or municipal authority, which are imposed on the supply of Services hereunder, or if other taxes are created and so imposed, the Parties shall negotiate in good faith on how the tax burden will be shared between them. If there is no agreement between the Parties within the period of 6 (six) months counted from the change in Applicable Law mentioned in this Clause, the Parties shall share on a 50/50 basis the economic and financial burden equivalent to the amount of said tax burden.

8.4. Except in the cases of accessory maritime support services (including among them pratique, use of tugboats and support launches to moor vessels), the Unit Price includes all the costs and expenses, both direct and indirect, required to perform the Services and fulfill the obligations set forth in this Agreement, including but not limited the cost of using equipment, manpower – both specialized and non-specialized, port expenses, Social Security contributions, burdens and charges resulting from applicable Brazilian labor, social and Social Security legislation, as well as insurance and guarantees required by Applicable Law and/or established in this Agreement.

CLAUSE NINE – ADVANCE PAYMENT

9.1. Advance Payment. On the date agreed by the Parties but not later than 90 (ninety) days from the date of execution of this Agreement, NAMISA shall make available to CSN, in advance, on account of the Services to be performed to NAMISA under this Agreement, the amount in Brazilian Reais equivalent to US$ [•] (hereinafter referred to as the “Advance Payment”), amount which corresponds to the sum of each one of the results of multiplication (a) of each Monthly Quantity set forth in Attachment III (for each one of the months of each Mining Year) by (b) US$[•], adjusted to present value through the signature date of this Agreement based on a discount rate of [•] per annum.

9.1.1. The conversion of amounts in Dollars into Brazilian Reais, under this Agreement, shall use PTAX applicable at the close of the business of the day that is 2 (two) Business Days (as defined below) prior to the relevant calculation date, which relevant calculation date for the purpose of the payment of the Advance Payment shall mean the date on which such payment effectively occurs. If no PTAX value is available on such date, PTAX value on the date shall be replaced by the exchange rate freely practiced in the financial market. “Business Day” means any day (excluding Saturdays and Sundays) on which commercial banks generally are open for the transactions of normal banking business (i) in the City of São Paulo, Brazil, (ii) in the City of New York, United States of America, (iii) in the City of Tokyo, Japan and (iv) in the City of Seoul, South Korea.

9.1.2. The Advance Payment shall be made by means of available electronic transfer (TED - “transferência eletrônica disponível”) of funds to CSN’s current account indicated in Attachment IV hereto (or to such other account as may be notified by CSN to NAMISA under the terms of this Agreement).

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9.2. Deduction of the Advance Payment upon Performance of the Services. At the end of each month of performance of the Services, CSN shall automatically deduct from the balance of CSN’s debt to NAMISA in relation to the Advance Payment a fixed and non-adjustable amount corresponding to the portion of the Advance Payment attributable to the Services performed in such month, which amount is equivalent to:

(a) P2 (as defined in Clause 8.1 above);

(b) multiplied by QE (which shall mean the quantity of the Iron Ore effectively shipped by NAMISA in a given month, as determined by the relevant draft surveys).

9.3. Updating of CSN’s Debt to NAMISA in relation to the Advance Payment. The balance of CSN’s debt to NAMISA in relation to the Advance Payment shall be subject to the levying of interest charges, determined on the basis of such a rate that, net of taxes, corresponds to [•] per annum, calculated on a monthly pro rata basis.

9.3.1. The interest charges dealt with in Clause 9.3 above shall be computed through the end of each month (or fraction thereof), as from the date of making the Advance Payment and through the termination or expiration of this Agreement, based on the balance of CSN’s debt to NAMISA in relation to the Advance Payment on such date, after the deduction provided in Clause 9.2 above. Such interest charges, after being calculated, are to be treated in the following manner:

(a) [•] of the amount corresponding to the interest charges shall be added to the balance of cited CSN debt at the end of each Mining Year;

(b) [•] of the amount corresponding to the interest charges shall be paid by CSN to NAMISA on the second Working Day of the month subsequent to the one in question, by means of available electronic transfer (TED - “transferência eletrônica disponível”) of funds to NAMISA’s current account indicated in Attachment IV. For the purposes of this Agreement, the term “Working Day” means any day except Saturdays, Sundays and holidays on which banks are not authorized to open for business in the City of São Paulo, State of São Paulo; and

(c) the Parties shall redefine the proportion of interest charges provided in items (a) and (b) above in case of creation or alteration of taxes in order to maintain the financial balance of the date of execution hereof.

9.4. Every [•] years as from the commencement of the provision of Services under this Agreement, the Parties shall negotiate in good faith an increase of P2, which (i) shall neverresult in a total PU that is higher than the market price for the Services, and (ii) shall not result in any tax adverse effect for both Parties. If the Parties fail to reach an agreement as to such increase, the then current P2 shall not be varied.

CLAUSE TEN – BILLING AND PAYMENT

10.1. Issuance of Invoices. On the last day of each month, CSN shall issue an invoice (“NFF”) for the Services performed in such month and submit such NFF to NAMISA within no more than 3 (three) Working Days from the issue date, with due regard to this Clause and Applicable Law.

10.1.1. The NFFs shall be issued to NAMISA based on the certificates provided in the manner set forth in Attachment III hereto in relation to each shipment of Iron Ore. Each NFF is to reflect (a) the value of the Services performed, in view of the Unit Price and the quantity of Iron Ore effectively shipped in that month, (b) the portion of the Advance Payment attributable to the Services performed, calculated in the manner provided by Clause 9.2 above and for the purposes set forth in such Clause, and (c) the balance to pay.

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10.2. Payment Term of the NFFs. The NFFs are to be paid by NAMISA within a period of no more than 30 (thirty) days counting from the date of NAMISA’s receipt of original NFF, without any financial compensation or monetary updating being due for such payment term.

10.2.1. In the event any NFF contains any irregularity, in NAMISA’s opinion, NAMISA shall return it to CSN within a period of no more than 5 (five) Working Days from receipt thereof, with CSN being responsible for remedying such irregularity and resubmitting it to NAMISA within a period of no more than 5 (five) Working Days.

10.2.2. In case there is any disagreement between the Parties in relation to any NFF received by NAMISA, such disagreement shall be resolved in a period of no more than 30 (thirty) days counting from the date such disagreement is notified by any Party to the other, with any adjustments (either upwards or downwards) in the value of the NFF in relation to which there has been a disagreement being reflected in the immediately subsequent NFF or, if there are none, paid within the same deadline established in accordance with Clause 10.2 above, counting from the date on which such adjustments have been determined and agreed to by the Parties.

10.2.3. NAMISA shall issue a debit note for such sums as CSN expressly recognizes as being owed to NAMISA under this Agreement, with full offset of such amounts as are due to NAMISA, at the NAMISA’s discretion, against amounts that NAMISA has to pay to CSN. In the event it is not possible or advisable to carry out the offset set forth in this Clause, the debit note shall be paid by CSN within the same deadline established under Clause 10.2 above counting from the issue day of such debit note.

10.3. Manner of Payment. Any payment due by NAMISA to CSN shall be made by means of available electronic transfer (TED - “transferência eletrônica disponível”) of funds to CSN’s current account indicated in Attachment IV hereto (or to such other account as may be notified by CSN to NAMISA under the terms of this Agreement), with the transfer voucher slip serving as proof of payment and discharge of the respective obligation. Any payment due by CSN to NAMISA shall also be carried out through the TED system for transferring funds to NAMISA’s current account indicated in Attachment IV (or to such other account as may be notified by NAMISA to CSN under the terms of this Agreement), with the transfer voucher slip serving as proof of payment and discharge of the respective obligation.

10.4. Late Payment Charges. In the event any delay should occur with respect to payment of amounts due under this Agreement by one Party to the other, the amount due and not paid shall be monetarily restated based on the variation in the Reference Rate – TR (or other such index as may replace the latter), plus late payment interest of 1% (one per cent) per month, calculated on a pro rata basis between the due date and the date of effective payment, with no other type of increase being due.

CLAUSE ELEVEN – REPRESENTATIONS OF THE PARTIES

11.1. Representations of CSN. CSN hereby declares to NAMISA, as of the signing date below and during performance of the Services, assuming responsibility for the correctness, truthfulness and completeness of such representations, that:

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(a) it is a duly organized and validly established public joint stock corporation under the laws of Brazil and that it has full legal capacity to operate the Terminal and to conduct its business as conducted at present, and is duly qualified to perform the Services under the terms of this Agreement;

(b) it has obtained all the corporate or similar authorizations required to sign this Agreement and to comply with the obligations attributed to it hereunder;

(c) this Agreement has been duly and validly executed and delivered by CSN and constitutes a legal, valid and binding obligation insofar as CSN is concerned and is enforceable against it on the terms hereof;

(d) it is not insolvent, under court protection from creditors, extrajudicial or judicial recovery, and it is neither impeded from paying its obligations and nor has it been declared bankrupt;

(e) neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by CSN will (i) result in a violation or breach of or default under any provision of the by-laws of CSN; (ii) will result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which CSN is bound; or (iii) violate any constitution, statute, law, regulation, rule, ruling, charge, order, writ, injunction, judgment or decree (“Applicable Law”) of or by any federal, national, state, municipal, local or similar government, governmental, regulatory, administrative or tax authority, agency or commission or any court, tribunal, or judicial or arbitral body (“Governmental Authority”), which may negatively affect or prevent the performance of its obligations hereunder or under the other Related Contracts;

(f) it has good, valid and marketable title to, valid and subsisting leasehold or acquisition interests in or to, or valid, binding and enforceable rights to, the Terminal and will have and keep good, valid and marketable title to, valid and subsisting leasehold or acquisition interests in or to, or valid, binding and enforceable rights to the Terminal and other relevant assets and rights required for the performance hereof (“Assets”);

(g) it is not a party and will not enter into any agreement, arrangement, transaction, lease, license, note, mortgage, indenture, contract and other contractual rights and obligations, whether written or oral which negatively affect or prevent the performance of its obligations hereunder;

(h) all Assets are (i) in good operating condition and repair, and are adequate for the uses to which they are being put and (ii) sufficient for the performance of the obligations of CSN hereunder or under the other Related Contracts;

(i) it has been and will continue to be in full compliance with all Applicable Law related to the performance of this Agreement, including without limitation those regarding tax, environmental, labor and social security matters;

(j) it has obtained and will keep all licenses, permits and authorizations required for its operation and the performance of this Agreement; and

(k) there is no court or administrative litigation, action, suit, proceeding, condemnation, investigation, claim, audit, order, decision, decree, writ, judgment, injunction, determination or award or any arbitration proceeding that may prevent, limit or affect CSN’s ability to perform any of its obligations under this Agreement.

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11.2. Representations of NAMISA. NAMISA hereby declares to CSN, as of the signing date below and during performance of the Services, assuming responsibility for the correctness and truthfulness of such representations, that:

(a) it is a duly organized and validly established joint stock corporation under the laws of Brazil and that it has full legal capacity to own and operate its facilities and conduct its business as conducted at present, and is duly qualified to contract the Services under the terms of this Agreement;

(b) it has obtained all the corporate or similar authorizations required to sign this Agreement and to comply with the obligations attributed to it hereunder;

(c) this Agreement has been duly and validly executed and delivered by NAMISA and constitutes a legal, valid and binding obligation insofar as NAMISA is concerned and is enforceable against it on the terms hereof;

(d) it is not insolvent, under court protection from creditors, extrajudicial or judicial recovery, and it is neither impeded from paying its obligations and nor has it been declared bankrupt;

(e) neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by NAMISA will (i) result in a violation or breach of or default under any provision of the by-laws of NAMISA; (ii) will result in a violation or breach of or default under any provision of any agreement, indenture or other instrument under which NAMISA is bound; or (iii) violate any Applicable Law of or by any Governmental Authority which may negatively affect or prevent the performance of its obligations hereunder;

(f) it has been and will continue to be in full compliance with all Applicable Law related to the performance of this Agreement, including without limitation those regarding tax, environmental, labor and social security matters;

(g) it has obtained and will keep all licenses, permits and authorizations required for its operation and the performance of this Agreement; and

(h) there is no court or administrative litigation, action, suit, proceeding, condemnation, investigation, claim, audit, order, decision, decree, writ, judgment, injunction, determination or award or any arbitration proceeding that may prevent, limit or affect NAMISA’s ability to perform any of its obligations under this Agreement.

CLAUSE TWELVE – EFFECTIVE TERM

12.1. This Agreement shall take effect on the signing date below, except, however, that the performance of the Services shall begin on the date set out in Clause 2.1 above. This Agreement shall be terminated (a) when performance of the Services under the terms of this Agreement is concluded or (b) in the manner provided by Clause 14 below, whichever occurs first.

12.2. In the event that the Terminal ceases to be at any time during the term of this Agreement registered as a bounded warehouse (armazém alfandegado) with the Brazilian Revenue Service (Secretaria da Receita Federal do Brasil) and/or any other competent authority and as a result of that the physical movements, symbolic transfers, flows of invoices or rendering of Services under this Agreement becomes subject to any value added tax (including ICMS) imposed by Brazilian federal or state taxing authorities, the Parties shall discuss in good faith on how the value added tax burden will be shared between them. If the parties do not reach a reasonable agreement within the period of six (6) months counted from the date of the first tax imposition, the Parties shall equally share the cash, economic and financial burden related to the imposition of such value added taxes.

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CLAUSE THIRTEEN – ACTS OF GOD, FORCE MAJEURE AND FORTUITIES

13.1. Provided that the provisions of this Clause are complied with, neither of the Parties shall be held liable with respect to the other due to non-fulfillment of any obligation (except pecuniary obligations) attributed to it under this Agreement and insofar as such non-fulfillment is directly attributable to an event of force majeure or act of God under Brazilian law, as defined by article 393, sole paragraph, of the Civil Code, including but not limited to (a) acts of wars (whether declared or not ), epidemics, sabotage, military actions or hostilities and acts of terrorism or the escalation thereof occurring after the date hereof; (b) regional or national strikes, work stoppages, slowdowns or lockouts of any trade category involved in performance of the Services or adversely affecting abilities of either Party to comply with the terms and conditions of this Agreement; (c) acts of God and inclement weather or such other atypical events of nature that are not predictable and/or the effects of which cannot be avoided by employing reasonable control measures; and (d) accidents or emergency stoppages in order to prevent accidents that impede or restrict the operation and/or construction and/or expansion of installations related to performance of the Services; (e) any decision by an arbitration panel or court of law (even if preliminary and subject to further appeal), obtained by or granted in favor of third parties that prevents compliance with either Party’s obligations under this Agreement); (f) expropriation, or statement of eminent domain for expropriation purposes (declaração de utilidade pública), or any other restriction imposed by any public authority on either Party’s assets which prevents either Party’s assets or abilities to comply with the terms and conditions of this Agreement; (g) any changes in Applicable Law occurring after the date hereof which prevents either Party from complying with the terms and conditions of this Agreement; and (h) any other circumstance, change, development, event or fact that is unpredictable or unavoidable by the affected Party and which prevents such Party from complying with the terms and conditions of this Agreement, if and to the extent any such events qualify as force majeure under article 393 sole paragraph of the Civil Code (“Force Majeure Event”).

13.1.1. For all purposes, a Force Majeure Event under the other Related Contracts that renders unfeasible or otherwise prevents the performance of the Related Contracts in whole or part, including this Agreement, shall be considered a Force Majeure Event under this Agreement.

13.2. In case of the occurrence of a Force Majeure Event, the Party whose obligations are being affected by such Force Majeure Event (such Party being hereinafter referred to as the “Affected Party”) shall have 5 (five) Working Days counting from such event to notify the other Party of same and prove by means of appropriate documents, as the case may be, the occurrence of such event, as well as its direct or indirect impact on its obligations under this Agreement. Notwithstanding, the Affected Party is to implement at its own expenses and as soon as possible measures to mitigate the effects and the direction of the event of Force Majeure or Act of God, indicating such measures to the other Party and keeping the latter constantly informed on the progress of such measures.

13.3. Should a Force Majeure Event occur:

(a) up to the end of [•], CSN shall pay to NAMISA a compensation equal to:

K = P 2 x A

Being:

K – compensation amount

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     A – Quantity of Services not provided due to the Force Majeure Event

and

(b) On or after [•], CSN shall pay to NAMISA an compensation equal to:

X = P2 x B

Being:

X – compensation amount

B – Quantity of Services not provided due to the Force Majeure Event in the first 365 days of such Force Majeure Event.

13.3.1. Compensation amounts under Clause 13.3 shall be paid by CSN to NAMISA on a monthly basis until the 30th day of the subsequent month after the occurrence of a Force Majeure Event. Such provision shall apply to subsequent months, if the Force Majeure Event continues.

CLAUSE FOURTEEN –MATERIAL BREACH, TERMINATION AND CONSEQUENCES OF TERMINATION

14.1. CSN shall be deemed to have committed a material breach of this Agreement if, for reasons attributable to CSN, CSN provides Services in any given Mining Year in relation to less than [•] of the Basic Annual Quantity (“Material Breach”) and fails to remedy such Material Breach within [•] days from the date of receipt of a written communication to that effect.

14.2. If NAMISA breaches any obligation set forth herein (“NAMISA’s Default”), CSN shall provide written notice of default to NAMISA within 30 (thirty) days following the occurrence of such breach (“Notice of NAMISA’s Default”). CSN and NAMISA shall discuss in good faith the amount of the indemnification due by NAMISA to CSN, or any other remedies reasonably available, which, in no event, shall be greater than the loss of income of CSN deriving from Services not effected as a consequence of the NAMISA’s Default. If no agreement is reached by the Parties within [•] days as from receipt of the Notice of NAMISA’s Default, CSN may claim for determination of the indemnification amount according to Clause Eighteen.

14.3. The Parties acknowledge and agree that this Agreement is not intended to be terminated before the full performance hereof unless exceptional circumstances occur or otherwise expressly provided hereunder, due to the substantial investments made by both Parties for the performance thereof and the reliance of both Parties on the continued and full performance hereof. Without prejudice to any other rights provided in this Agreement, but with the exclusion of any other termination right, except for those provided in this Clause 14, this Agreement may be terminated in the cases indicated below, provided that the Party that gives rise to such termination, either due to breach of contract or other circumstance attributable to it (with such Party being hereinafter referred to as the “Defaulting Party”), shall not have any right to file a complaint and/or claim of any kind of indemnity whatsoever:

(a) by the other Party, at its exclusive discretion, in the event of non-compliance by the Defaulting Party with any monetary obligation set forth in this Agreement, provided that the other Party notifies the Defaulting Party with respect to such non-performance and the Defaulting Party does not remedy such non-compliance within a period of [•] days counting from the date of receipt of such notification; or

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(b) by NAMISA at its exclusive discretion, in the event of occurrence of a Material Breach; or

(c) by the other Party, at its exclusive discretion, in case any representation made in this Agreement by the Defaulting Party proves to be incorrect or untruthful, for any reason, as a result of which, at such other Party’s reasonable judgment, the due performance of this Agreement is materially adversely affected, provided that if such incorrect or untruthful matter can be straightened out and is not remedied within a period of 180 (one hundred and eighty) days counting from the date of receipt of such notification pointing out the incorrect or untruthful representation; or

(d) by the other Party, at its exclusive discretion, in the event of acceptance of a process for court recovery, the commencement of extrajudicial recovery, declaration of bankruptcy or dissolution of the Defaulting Party; or

(e) by NAMISA, if any other Related Contract is terminated by NAMISA due to a Material Breach by CSN un as defined in such Related Contract.

14.4. In the event this Agreement should be terminated, CSN shall make available to NAMISA all the iron ore owned by NAMISA that is at the Terminal, as well as all documents owned by NAMISA that are in CSN’s power. The Iron Ore and the documents shall be made available through payment by NAMISA of all expenses and costs for the Services performed and perchance not yet settled, with any credits being offset. NAMISA is to arrange, at its own expenses, for removal of the Iron Ore from the Terminal within a period of no more than [•] days counting from the date for termination of the Agreement, under penalty of the respective abandonment thereof being characterized, in the manner provided by the Brazilian Civil Code.

14.5. Should this Agreement be terminated for a reason attributable to NAMISA, NAMISA shall indemnify CSN for losses and damages (including any loss of income (business interruption) and indirect losses and damages, including consequential damages) effectively incurred due to termination of this Agreement, which indemnity is hereby fixed in an amount corresponding to the balance of CSN’s debt to NAMISA in relation to the Advance Payment as of the termination date, with CSN being authorized, to such end, to offset the amount of such indemnity against CSN debt with NAMISA in relation to the Advance Payment.

14.6. If upon conclusion of the performance of the Contractual Quantity set forth under this Agreement, subject to the extension of the term hereof, there is any balance of the Advance Payment made by NAMISA to CSN under Clause 9.1 (“Balance”), NAMISA shall pay to CSN an amount corresponding to such Balance (“Payment”), in consideration for (i) the investments made by CSN in order to render the Services to NAMISA (purchasing equipment, hiring personnel, implementing systems, etc.), and (ii) the commitment assumed by CSN to guarantee performance of the Services for NAMISA for the term of this Agreement, including prejudice to any other business opportunities involving the Terminal. It is hereby agreed by the Parties on an irrevocable basis that the Balance shall be immediately offset against the Payment.

CLAUSE FIFTEEN – GENERAL PROVISIONS

15.1. The Parties acknowledge and agree that this Agreement contains all the requisites for this instrument to serve as a valid document for commencement of execution proceedings (título executivo extrajudicial), for all legal intents and purposes.

15.2. This Agreement reflects the entire understanding of the Parties with respect to its scope and replaces any and all previous agreements and understandings. Each one of the Parties hereby acknowledges and confirms that it is not signing this Agreement on the basis of any representation, guarantee or other commitment by the other Party that is not fully reflected in the provisions hereof. Any matter relating to performance of the Services that is not specifically provided in this Agreement shall be examined separately and mutually agreed upon by the Parties.

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15.3. This Agreement is not entered into on an exclusive basis by CSN, which may contract third parties at the same time or otherwise for performance of services that are identical or similar to the Services covered hereby.

15.4. Without prejudice to the provisions contained in Clause 15.5 below, this Agreement binds the Parties and/or successors on any degrees whatsoever. In this sense, in the event of merger, amalgamation (upstream merger under Brazilian law), spin-off or change in control of either of the Parties, continuity of this Agreement is expressly assured, obligating the successor or any third parties related in any manner to the merger, amalgamation, spin-off or change in control of either of the Parties to comply with all the clauses, terms and conditions established in this Agreement.

15.5. Neither Party shall assign or transfer (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (i) each of the Parties may assign all of its rights and obligations under this Agreement without the prior written consent of the other Party to one or more of its Affiliates, as defined in Clause 15.5.2 below, and (ii) CSN shall assign all of its rights and obligations under this Agreement without the prior written consent of NAMISA to the third party that acquires the Terminal. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

15.5.1 In addition, to the foregoing, in the event of an assignment or transfer as stated in Clause 15.5 (i), the assigning Party shall remain jointly liable with the assignee for all obligations under this Agreement.

15.5.2 For the purposes of Clause 15.5 and 15.5.1 above, “Affiliates” shall mean, with respect to any Party, a person that directly or indirectly controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of securities having 50% or more of the voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership or other ownership interests of any other person.

15.6. This Agreement may only be amended or modified by means of prior agreement between the Parties and the signing of a specific amendment signed by both Parties.

15.7. Any omission or tolerance by the Parties in requiring the correct, full and punctual compliance with the specific or generic terms and conditions contained in this Agreement, or in exercising any prerogative hereunder, shall not constitute any kind of waiver, desistance or novation, and nor shall it affect the right of the Parties to exercise them at any time.

15.8. In the event any provision of this Agreement should be considered invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any manner whatsoever be affected or prejudiced thereby and shall remain in full force and effect. The Parties shall negotiate in good faith to replace any provisions considered invalid, illegal or unenforceable with valid, legal and enforceable provisions, the effects of which shall approximate as closely as possible the legal and economic effects intended by the provisions considered invalid, illegal or unenforceable.

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15.9. This Agreement does not create or intend to create any kind of company, association, joint venture, cooperative, partnership, consortium, or agency, and neither does it attribute or aim to create any kind of relationship involving principal and agent, commercial representation, business management or other kind of similar legal arrangement between the Parties, except for those expressly provided in this Agreement and directly related to performance of the Services by CSN to NAMISA.

15.10. Each Party is responsible for covering its own costs and other expenses incurred or to be incurred in relation to the signing, execution and performance of this Agreement.

15.11. Should, after the signature of this Agreement, any taxes be created, or any tax rates, taxable base or manners for calculating any tax existing at the signing date below and involving taxable events related in any manner to this Agreement be altered, via Applicable Law, or any special tax benefit available to the Parties related to this Agreement granted by any federal, state of municipal taxing authorities be extinguished, the Parties shall negotiate, in good faith, to amend this Agreement in order to restore its economic and financial balance.

CLAUSE SIXTEEN – CONFIDENTIALITY

16.1. During the time this Agreement remains in effect and for the period of 5 (five) years after termination hereof, the Parties undertake – for themselves as well as on behalf of third parties related to them – to maintain absolute secrecy regarding the terms and conditions of this Agreement, and also with respect to any and all information obtained as a result of same, except (a) if the disclosure of such information is determined by this Agreement or if such information is already proven to be in the public domain, (b) with the express and prior authorization of the other Party, (c) in order to exercise any rights attributed to the Parties according to this Agreement, (d) required by Applicable Law, by an order of any governmental authority or as a result of a judicial order, case in which the disclosure shall be limited to the clauses, terms and conditions that are to be disclosed pursuant to such determination; or (e) in case of NAMISA, the disclosure of information to the Intervening Parties and to the shareholders of the Japanese SPC.

CLAUSE SEVENTEEN – COMMUNICATIONS

17.1. All notices, communications, requests, authorizations and consents that have to be transmitted or given by the Parties under this Agreement shall only be valid and effective if provided in writing through correspondence (under protocol or sent against notice of receipt) or fax (with proof of transmission) addressed in the following manner (or in such other manner as may be notified subsequently by one Party to the other):

(a) NACIONAL MINÉRIOS S/A:

Address: Alameda da Serra, nº 400, 9º andar
             CEP 34000-000 – Nova Lima – MG
Phone: (0xx31) 3269-1410
Fax: (0xx31) 3269-1414
At.: Diretor Comercial (Attention of Commercial Director)
Cc.: Diretor de Operações e Diretor Jurídico (Copied to Operations Director and Legal Director)

(b) COMPANHIA SIDERÚRGICA NACIONAL:

Address: Av. Brigadeiro Faria Lima, nº 3.400, 20º andar
             CEP 04538-132 – São Paulo – SP

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Phone: (0xx31) 3749-1210
Fax: (0xx31) 3749-1284
At.: Diretor de Mineração (Attention of Mining Director)
Cc.: Diretor Comercial de Minério de Ferro e Diretor Jurídico (Copied to Iron Ore Commercial Director and Legal Director)

(c) BIG JUMP PARTICIPAÇÕES S.A.:

Address: Rua da Consolação, 247, 3rd Floor, Room 85A, São Paulo, Brazil
Phone: (0xx11) 3170-8509
Fax: (0xx11) 3170-8549
At.: Diretor Presidente (Attention of Director-President)

(d) BRAZIL JAPAN IRON ORE CORPORATION:

Address: 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo, 107-8077, Japan
Phone: (81 3) 3497-3365
Fax: (81 3) 3497-3342
At.: Mr. Yasuhiro Miyata

(e) POSCO:

Address: 892 Daechi 4-dong Kangnam-gu, Seoul, 135-777, Korea
Phone: (82 2) 3457-0306
Fax: (82 2) 3457-1908
At.: Mr. Myung Deuk Seo (Group Leader)

CLAUSE EIGHTEEN – ARBITRATION

18.1. The Parties are to submit any dispute, controversy or disagreement resulting from this Agreement or related to same solely and exclusively to arbitration in the manner provided by Law No. 9.307 of September 23, 1996 and by this Clause, provided that such dispute, controversy or disagreement is not settled amicably by the Parties within a period of 30 (thirty) days counting from the date on which one of the Parties has notified the other regarding the existence of such dispute, controversy or disagreement. Arbitration shall be definitive and the results thereof binding on the Parties.

18.2. The arbitration proceedings shall take place in the City of São Paulo, State of São Paulo, and shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and, except as provided in this Agreement, shall be instituted and processed according to the Rules of Arbitration of the ICC (“Rules”).

18.3. The arbitration panel shall be made up of 3 (three) arbitrators, with each one of the Parties being responsible for appointing 1 (one) arbitrator and these 2 (two) arbitrators appointed by the Parties responsible for jointly appointing the third arbitrator, who shall preside over the arbitration panel.

18.4. The charges, fees and other expenses directly related to the arbitration proceedings, which include the costs due to the ICC and the arbitrators’ fees and, as the case may be, any expert witnesses called, shall be initially borne by both Parties in the same proportion, provided that the provisions contained in the Rules are complied with, though the arbitration award shall define the final allocation of such charges, fees and other expenses between the Parties. Each Party shall cover the expenses of the respective attorneys and assistants that it engages to represent it or to assist it during the arbitration proceedings.

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18.5. Without prejudice to the other provisions contained in this Agreement, the Parties hereby acknowledge and admit the possibility of appealing to the Judiciary to obtain any urgent court measures that may be considered necessary to preserve their respective rights and interests and such measures are not to be interpreted as a waiver by the Parties of arbitration proceedings. For such purposes and for any court enforcement of an arbitration award issued by the arbitration panel, the Parties hereby choose the courts of the Judicial District of São Paulo, State of São Paulo, as having sole jurisdiction, with express waiver of any other courts, regardless of however much jurisdictional privilege they might have.

In witness whereof, the Parties and the Intervening Parties have caused this Agreement to be executed in five (5) counterparts with the same form and contents, before the two (2) undersigned witnesses.

São Paulo, SP, October 21st, 2008

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